Exhibit 10.1 (iv)

FORM OF RESTRICTED STOCK AGREEMENT
UNDER THE CENTURYLINK 2011 EQUITY INCENTIVE PLAN
(2017 SPECIAL INTEGRATION AWARD PROGRAM)

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of June 1, 2017 by and between CenturyLink, Inc. (“CenturyLink”) and [____________] (“Award Recipient”).
WHEREAS, CenturyLink maintains the CenturyLink 2011 Equity Incentive Plan (the “Plan”), under which the Human Resources and Compensation Committee, or a duly-authorized subcommittee thereof, (the “Committee”) of the Board of Directors of CenturyLink (the “Board”) may, among other things, directly or indirectly grant restricted shares of CenturyLink’s common stock, $1.00 par value per share (the “Common Stock”), to key employees, directors, and other service providers of CenturyLink or its subsidiaries (collectively, the “Company”), subject to such terms, conditions, or restrictions as it may deem appropriate; and
WHEREAS, as one component of a special Integration Award intended to incentivize the Award Recipient to work towards and through the closing of the Company’s pending merger with Level 3 Communications, Inc. (the “Merger”) to achieve a successful integration of the two companies (the “Integration”), the Committee has awarded to the Award Recipient restricted shares of Common Stock, pursuant to the Plan and on the terms and conditions specified below.
NOW, THEREFORE, the parties agree as follows:
1.
AWARD OF SHARES

1.1    Upon the terms and conditions of the Plan and this Agreement, CenturyLink as of the date of this Agreement (the “Grant Date”) hereby awards to the Award Recipient [___] restricted shares of Common Stock (the “Granted Shares”) that shall vest on December 15, 2018 (the “Vesting Date”), subject to the Award Recipient’s continued employment through such date and the performance condition specified in Section 1.2 below.
1.2    The number of Granted Shares specified in Section 1.1 represents the target award. Subject to the Award Recipient’s continued employment through the Vesting Date, the actual number of shares, if any, that vest on such date (the “Earned Shares”) will range between 80% and 120% of the Granted Shares, as determined by the Committee in its sole discretion based on its assessment, no later than its regularly-scheduled meeting in November 2018, of the Award Recipient’s individual performance with respect to his Integration-related duties and responsibilities between the Grant Date and the date of such assessment. If the Earned Shares are determined to be less than the Granted Shares, the number of Granted Shares that have not vested (and any related accumulated but unpaid dividends) shall be forfeited immediately upon such determination by the Committee.
1.3    The difference between the number of Granted Shares and the maximum number of shares that the Award Recipient may earn under Section 1.2 is referred to in this Agreement as the “Additional Shares.” Any contingent right of the Award Recipient to receive Additional Shares shall be treated as restricted stock units with accompanying dividend equivalent rights under Section 9 of the Plan. If the Earned Shares include all or a portion of the Additional Shares, such Additional Shares shall be issued (and any related dividend equivalents shall be paid) to the Award Recipient on the Vesting Date.
2.
AWARD RESTRICTIONS

2.1    In addition to the conditions and restrictions provided in the Plan, neither the Granted Shares nor the right to vote the Granted Shares, to receive accrued dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting, whether voluntarily or involuntarily. All dividends and other distributions relating to the Granted Shares and all dividend equivalents on the Additional Shares will accrue when declared and be paid to the Award Recipient only upon, and to the extent of, the vesting of the related Granted Shares or issuance of Additional Shares. Except as otherwise provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyLink with respect to the Granted Shares, including the right to vote the shares.
2.2    If the Granted Shares have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the Granted Shares shall vest and all restrictions set forth in Section 2.1 shall lapse on the date on which the employment of the Award Recipient terminates as a result of (i) death or (ii) disability within the meaning of Section 22(e)(3) of the Code, and any Additional Shares shall be forfeited immediately.
2.3    (a)    If the Granted Shares have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment is terminated by CenturyLink without Cause (as defined below) or by the Award Recipient for Good Reason (as defined below), then all Granted Shares shall vest immediately and all restrictions set forth in Section 2.1 shall lapse, and any Additional Shares shall be forfeited immediately.
(b)    (i)    For purposes of this Section 2.3, “Cause” shall mean the Award Recipient’s mean (1) misconduct or unlawful conduct that would reflect negatively upon CenturyLink or compromise the effective performance of the Award Recipient’s duties; (2) conviction of or pleading nolo contendere to (A) any misdemeanor involving dishonesty, fraud, misrepresentation or other act of moral turpitude or (B) any felony; (3) willful or continued failure to substantially perform the Award Recipient’s duties; (4) violation of CenturyLink’s corporate ethics and compliance policies, such as its Code of Conduct; or (5) violation of any other applicable CenturyLink policy.
(ii)    The Award Recipient’s employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Award Recipient a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after reasonable notice is provided to the Award Recipient and the Award Recipient has had an opportunity, with counsel, to be heard by the Board) finding that the Award Recipient should be terminated for Cause and specifying in reasonable detail the grounds therefor.

(iii)    No action or inaction shall be deemed the basis for Cause unless the Award Recipient is terminated therefor prior to the first anniversary of the date on which such action or omission is first known to the [Chief Executive Officer of the Company]1.
(c)    For purpose of this Section 2.3, “Good Reason” shall mean a termination of the Award Recipient’s employment under the following circumstances: (1) the Award Recipient has delivered a written notice to the Company, objecting to a “Good Reason Event” (as defined below) and resigning from service, within seven calendar days following notification to the Award Recipient of such event, (2) the Company fails to fully correct the circumstances giving rise to the Award Recipient’s objection to the Good Reason Event within 30 days following receipt of your written notice (the “30-day Cure Period”), and (3) as a result, the Award Recipient terminates his or her employment no later than one year following the expiration of the 30-day Cure Period. A “Good Reason Event” shall mean: (x) a reduction of the Award Recipient’s Total Targeted Compensation (defined as base salary plus target short term incentive) of more than 10% of his or her current Total Targeted Compensation; (y) a material reduction of the Award Recipient’s current job responsibilities; or (z) a requirement that the Award Recipient’s primary work location be moved to a location that is greater than 50 miles from his or her primary work location as of the Grant Date. However, if the termination occurs with 18 months following a Change of Control, a “Good Reason Event” shall also include any of the following:
(i)    Any failure of the Company or its Affiliates to provide the Award Recipient with a position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control. The Award Recipient’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Award Recipient’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Award Recipient holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Post-Transaction Company or the Company;
(ii)    The assignment to the Award Recipient of any duties inconsistent in any material respect with the Award Recipient’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities at the time of the Change of Control, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities;
(iii)    A reduction of the Award Recipient’s base salary in effect as of the date of the Change of Control without the Award Recipient’s consent, except for

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1 For CEO agreement only, the bracketed language would be replaced with "the Chairperson of the Board (unless the Award Recipient is serving in such capacity) or the Chair of any standing committee of the Board."
2 CEO - 24 months, Executive Officers - 18 months, Non-Executive Officers - 12 months.

across-the-board salary reductions similarly affecting all or substantially all similarly-situated officers of the Company and the Post-Transaction Company;
(iv)    The Award Recipient is advised of, manifests an awareness of, or becomes aware of facts that would cause a reasonable person to inquire into any failure in any material respect by the Company or its Affiliates to comply with any of the provisions of this Agreement; or
(v)    Any directive requiring the Award Recipient to be based at any office or location more than 50 miles from the location the Award Recipient was based prior to the Change of Control, or requiring the Award Recipient to travel on business to a substantially greater extent than required immediately prior to the Change of Control.
(d)    For purposes of this Section 2.3, (i) “Affiliate” (or variants thereof) shall mean a person that controls, or is controlled by or is under common control with, another specified person, either directly or indirectly and (ii) “Post-Transaction Company” shall have the meaning ascribed to it in any change of control agreement between the Company and the Award Recipient or, if no such agreement is in effect, any policy applicable to the Award Recipient that provides potential severance benefits in connection with a change in control of the Company.
2.4    If the Granted Shares have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient remains employed by the Company or the Post-Transaction Company (as defined in Section 2.3(d)) following a Change of Control of CenturyLink, then the Award Recipient shall retain the rights to all Granted Shares, provided that the issuance of such shares shall nonetheless remain subject to the terms and conditions of the Plan and this Agreement.
3.
TERMINATION OF EMPLOYMENT

Notwithstanding anything in this Agreement to the contrary, all unvested Granted Shares and the right to any Additional Shares shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise provided in Section 2[, provided, however, that for purposes of this Agreement, the Award Recipient’s “employment” shall be deemed to continue so long as he continues to provide services to the Company as a director of CenturyLink].
4.
FORFEITURE OF AWARD
4.1    If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests

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3Bracketed language for CEO only.

of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought; (b) conduct or activity that results in termination of the Award Recipient’s employment for cause; (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and corporate compliance policies and programs; (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company; (f) disclosing or misusing any confidential information or material concerning the Company, except for any disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority; (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control not approved by the Board; or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, employees, or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, except for any statements or disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority, then the Granted Shares and any rights to Additional Shares shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (1) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (2) all unvested Granted Shares and Additional Shares shall be forfeited.
4.2    If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the

Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
4.3    The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee or its delegee determines in its sole discretion that such action is in the best interests of the Company.

5.
STOCK CERTIFICATES

No stock certificates evidencing the Granted Shares shall be issued by CenturyLink until the lapse of restrictions under the terms hereof. Instead, ownership of the Granted Shares shall be evidenced by a book entry with the applicable restrictions reflected. Once vested, CenturyLink shall issue the Earned Shares (either through book entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of shares under Section 6 below. Upon receipt of any such Earned Shares, the Award Recipient is free to hold or dispose of such shares, subject to (i) applicable securities laws, (ii) CenturyLink’s policy statement on insider trading, and (iii) any of CenturyLink’s stock ownership guidelines then in effect that are applicable to the Award Recipient.
6.
WITHHOLDING TAXES

Notwithstanding any Plan provision to the contrary, at the time that any Earned Shares vest, CenturyLink will withhold from the shares the Award Recipient otherwise would receive under this Agreement the number of whole shares of Common Stock, rounding up if necessary, having a value equal to the maximum statutory amount permitted to be withheld under federal, state and local laws and IRS accounting rules without causing adverse accounting consequences.

7.
ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of Earned Shares in accordance with Section 1 or 2, CenturyLink further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink. CenturyLink agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

8.
NO CONTRACT OF EMPLOYMENT INTENDED
Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.
9.
BINDING EFFECT

Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.
10.
EFFECT OF PLAN TERMS AND COMMITTEE ACTIONS

10.1    Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.
10.2    This Agreement, the rights of the Award Recipient hereunder, Granted Shares and any Additional Shares are subject to (i) all of the terms, conditions, restrictions and other provisions of the Plan, as it may be amended from time to time, as fully as if all such provisions were set forth in their entirety in this Agreement and (ii) such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Award Recipient. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.
10.3    The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.
11.
ATTORNEYS’ FEES AND EXPENSES

Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this

Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).

12.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. The Award Recipient and CenturyLink shall submit to the exclusive jurisdiction of, and venue in, the courts in Louisiana in any dispute relating to this Agreement.
13.
SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
14.
OTHER PROVISIONS
14.1    It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No acceleration of the vesting of any Additional Shares shall be permitted unless permitted under Section 409A.
14.2    The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
14.3    Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors, assigns,

heirs, executors, administrators, or legal representatives, any rights or remedies under, or by reason of, this Agreement.
15.
ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS
15.1    The Company may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient’s consent to the terms of an award by electronic means. The plan documents may, but do not necessarily, include: the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of CenturyLink provided generally to CenturyLink’s shareholders. In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.
15.2    The Award Recipient acknowledges that the Award Recipient has read Section 15.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 15.1. The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing. The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails. Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails. The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents described in Section 15.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 15.1.
[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.
CENTURYLINK, INC.

By:
Glen F. Post, III Chief Executive Officer and President[4]

[_____________________]
Award Recipient

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4 Consider who should sign CEO’s agreement on behalf of the company.